Exhibit 99.1

News Release
22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2021 Financial Results

CHICAGO, Oct. 27, 2021 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, delivered strong revenue growth and cash generation in the third quarter of 2021.

"Our results reflect the myriad of opportunities we have seized to empower investor success,” said Kunal Kapoor, Morningstar’s chief executive officer. “From individuals and financial advisors to institutions, issuers, and asset owners, Morningstar is uniquely positioned to deliver personalized investment solutions, enriched by the depth and breadth of the data, research, and ratings we have across public and private markets. Our solutions provide investors of any type with the information they need to make sound investment choices in pursuit of outcomes that impact their financial success, and that of the communities and causes that are important to them."

Third-Quarter 2021 Financial Highlights

•	Revenue increased 20.1% to $428.9 million; organic revenue increased 18.6%.

•	Operating income increased 53.0% to $67.8 million; adjusted operating income decreased 8.4%.

•	Diluted net income per share decreased 35.8% to $1.13 versus $1.76 in the prior-year period, which included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics. Adjusted diluted net income per share decreased 11.0% to $1.38.

•	Cash provided by operating activities increased 31.3% to $122.6 million, and free cash flow also increased 30.5% to $92.4 million.

Year-to-Date Financial Highlights

•	Revenue increased 22.6% to $1.2 billion; organic revenue growth was 16.2%.

•	Operating income increased 21.4% to $182.2 million; adjusted operating income increased by 17.3%.

•	Diluted net income per share decreased 7.9% to $3.16 versus $3.43 in the prior-year period. Adjusted diluted net income per share increased by 27.2%.

•	Cash provided by operating activities increased 16.4% to $314.0 million. Free cash flow increased 12.7% to $242.4 million. Excluding $16.6 million of M&A-related earn-out payments, operating cash and free cash flow would have grown by 22.6% and 20.5%, respectively.

Overview of Third-Quarter 2021 Financial Results

Revenue for the period increased 20.1% to $428.9 million. Organic revenue, which excludes all M&A-related revenue and foreign currency effects, grew 18.6% compared with the prior-year period. The acceleration of revenue growth across the Company highlighted strong demand for its products and solutions across customer segments amidst a backdrop of positive global economic and market conditions.

License-based revenue grew 18.2% year over year, or 16.9% on an organic basis. PitchBook, Morningstar Data, and Sustainalytics were the top contributors to license-based organic revenue growth in the quarter. Asset-based revenue increased 23.5% year over year, or 22.5% organically, reflecting strong performance across global asset classes and positive flows into offerings from Workplace Solutions and Morningstar Indexes. Transaction-based revenue increased 24.8% year over year, or 21.6% on an organic basis, driven primarily by robust structured credit issuance activity, which benefits DBRS Morningstar.

Operating expense increased 15.4% to $361.1 million in the third quarter of 2021. Excluding the impact of the Sustainalytics earn-outs recorded in compensation expense in both periods, operating expense increased 28.1%. In the current period, key additional contributors to operating expense growth included compensation expense, professional fees, and advertising and marketing expense. Higher bonus expense, which reflects higher headcount and the Company's strong year-to-date financial performance, was the primary driver of increased compensation costs in the quarter. In addition, accelerated investment to support current and future needs of our clients drove headcount growth related to data collection and analysis, product and software development, and sales and service support, primarily within PitchBook, Sustainalytics, and Morningstar Investment Management. Professional fees increased due to ongoing M&A integration costs and the use of third-party resources for software and product development. The increase in advertising and marketing expense primarily stemmed from paid-search and branded partnership campaigns at PitchBook, as well as the return from virtual-only to hybrid Morningstar Investment Conferences. Ongoing product development efforts related to strategic growth areas increased capitalized software development by $2.6 million, which had a favorable impact on operating expense in the third quarter of 2021.

Third-quarter operating income was $67.8 million, an increase of 53.0% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses and earn-outs, was $83.5 million in the third quarter of 2021, a decrease of 8.4% compared with the prior-year period. The above-mentioned increase in bonus expense was the primary driver of the year-over-year adjusted operating income decline. Third-quarter operating margin was 15.8%, compared with 12.4% in the prior-year period. Adjusted operating margin was 19.4% in the third quarter of 2021, versus 25.6% in the prior-year period.

Net income in the third quarter of 2021 was $49.0 million, or $1.13 per diluted share, compared with $76.2 million, or $1.76 per diluted share, in the third quarter of 2020, a decrease of 35.8% on a per share basis. Adjusted diluted net income per share decreased 11.0% to $1.38 in the third quarter of 2021, compared with $1.55 in the prior-year period, excluding non-operating gains, intangible amortization expense, and all other M&A-related expenses.

The effective tax rate for the third quarter of 2021 increased to 24.7% versus 18.2% in the prior-year period. The lower effective tax rate in the third quarter of 2020 was primarily driven by the holding gain related to Morningstar's previously held equity interest in Sustainalytics, which was not taxable.

Product Area Highlights

The Company continues to execute its strategy and invest for long-term growth (for performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release). On a consolidated basis, PitchBook, DBRS Morningstar, Morningstar Data, Workplace Solutions, and Sustainalytics were the top five contributors of organic revenue growth in the third quarter of 2021. Highlights of these and other products include:

License-based

•	PitchBook grew revenue by 47.2% and licenses by 43.1%, an exceptionally strong quarter driven by both new users and expansion of existing client relationships. Key marketing initiatives, brand partnerships, and a return to live client events also supported revenue growth in the quarter. In addition, higher consumption of institutional research reports generated record levels of new leads, demos, and sales.

•	Morningstar Data grew revenue by 13.5%, or 11.4% on an organic basis, aided by the expansion of data use cases, strong demand for data to support regulatory needs, and increasing interest in fund-level sustainability data as core client segments respond to investor trends.

•	Morningstar Direct grew revenue by 9.8%, or 8.4% on an organic basis, with strong demand across geographies. In the third quarter, Morningstar Direct released the Analytics Lab, a new feature that couples multi-faceted data sets with automated analysis delivered through an interactive Notebook, offering enhanced visualizations for datasets, such as portfolio manager history, stock ownership analysis, and firm diversity.

•	Advisor Workstation grew revenue 6.0%, or 5.7% on an organic basis, as regulation continues to drive the need for solutions that demonstrate and document how investment decisions align with client best interest. Evolving investor preferences also drove demand for financial planning capabilities, such as Morningstar Portfolio Risk Score. In addition, the launch of the new, in-product "Intelligent Digital Assistant" supported higher client retention in the quarter by improving methods to engage, train, and collect feedback from clients.

•	Sustainalytics revenue grew 46.0%, or 43.6% on an organic basis, to $19.8 million in the third quarter, on strong demand from both investor and corporate clients. Institutional investor demand for ESG data and research, regulation-driven needs for expanded ESG data and reporting solutions, and growing adoption of ESG considerations in the wealth segment all drove investor-related revenue. Additionally, sales of Ratings Services to corporate clients were robust as Sustainalytics continues to hold the position as the largest provider of second party opinions (SPOs) for green and sustainability bond issuances.

Asset-based

•	Investment Management revenue increased 6.9%, or 6.0% on an organic basis, as stronger year-over-year inflows and market performance more than offset the negative impact of previously-announced client losses. Investment Management continued to enhance digital workflow efficiency on its turnkey asset management platform (TAMP) and create greater transparency for advisors with the launch of its new Tracking Center.

•	Workplace Solutions grew revenue by 30.5%, aided by higher year-over-year market performance, but also driven by higher assets under management in Retirement Manager from new plans, increases in both participants and contributions in existing plans, and the conversion of some existing clients using the white-label platform to Morningstar Retirement Manager.

•	Morningstar Indexes continued its strong momentum, with revenue increasing by 86.9%, or 83.2% on an organic basis, driven by higher index data licensing sales and strong asset flows and market growth for investable products linked to Morningstar Indexes. In the third quarter of 2021, Morningstar acquired Moorgate Benchmarks, which will bolster the Company's European index business and ability to grow its custom indexing solutions.

Transaction-based

•	DBRS Morningstar year-over-year revenue growth of 22.1%, or 18.9% on an organic basis, stemmed primarily from robust commercial mortgage-backed securities (CMBS) issuance following muted 2020 volumes. Alongside strong issuance by non-bank financials and Canadian insurance companies, DBRS Morningstar’s continued expansion in the U.S. middle market and European corporate market aided fundamental ratings revenue growth.

Balance Sheet and Capital Allocation

As of September 30, 2021, the Company had cash, cash equivalents, and investments totaling $487.3 million and $374.3 million of long-term debt, compared with cash, cash equivalents, and investments of $464.2 million and $449.1 million of long-term debt as of Dec. 31, 2020.

Cash provided by operating activities was $122.6 million for the third quarter of 2021, compared with $93.4 million in the prior-year period. Free cash flow was $92.4 million in the third quarter of 2021 compared with $70.8 million in the prior-year period.

In the third quarter of 2021, the Company paid $13.6 million in dividends.

Comparability of Year-Over-Year Results

In addition to intangible amortization expense and M&A-related expenses, certain other items, as detailed below, affected the comparability of third-quarter 2021 results versus the same period in 2020.

Third-Quarter 2021 Results

•	Foreign currency translation increased revenue by $4.9 million, or 1.4%, and operating expense by $4.5 million, or 1.4%, in the third quarter of 2021. This resulted in an increase of $0.4 million in third-quarter operating income.

•	Diluted net income per share decreased 35.8% to $1.13 versus $1.76 in the prior-year period, which included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties —including securities analysts, current shareholders, potential shareholders, and others— to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $260 billion in assets under advisement and management as of September 30, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index products; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-696-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2021 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share amounts)	2021	2020	change	2021	2020	change
Revenue	$428.9	$357.2	20.1%	$1,237.1	$1,009.1	22.6%
Operating expense:
Cost of revenue	183.1	138.7	32.0%	508.8	406.8	25.1%
Sales and marketing	72.9	52.6	38.6%	201.3	150.7	33.6%
General and administrative	67.0	85.8	(21.9)%	232.5	197.8	17.5%
Depreciation and amortization	38.1	35.8	6.4%	112.3	103.7	8.3%
Total operating expense	361.1	312.9	15.4%	1,054.9	859.0	22.8%
Operating income	67.8	44.3	53.0%	182.2	150.1	21.4%
Operating margin	15.8%	12.4%	(3.4) pp	14.7%	14.9%	(0.2) pp

Non-operating income (loss), net:
Interest expense, net	(2.3)	(1.4)	64.3%	(7.3)	(6.5)	12.3%
Holding gain on previously held equity interest	—	50.9	NMF	—	50.9	NMF
Other income (expense), net	(2.3)	(1.3)	76.9%	1.4	(4.9)	NMF
Non-operating income (loss), net	(4.6)	48.2	NMF	(5.9)	39.5	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	63.2	92.5	(31.7)%	176.3	189.6	(7.0)%
Equity in net income (loss) of unconsolidated entities	1.9	0.6	216.7%	4.6	(0.7)	NMF
Income tax expense	16.1	16.9	(4.7)%	44.1	40.6	8.6%
Consolidated net income	$49.0	$76.2	(35.7)%	$136.8	$148.3	(7.8)%

Net income per share:
Basic	$1.14	$1.78	(36.0)%	$3.18	$3.46	(8.1)%
Diluted	$1.13	$1.76	(35.8)%	$3.16	$3.43	(7.9)%
Weighted average shares outstanding:
Basic	43.1	42.9	0.5%	43.0	42.9	0.2%
Diluted	43.4	43.2	0.5%	43.3	43.2	0.2%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2021	2020	2021	2020
Operating activities
Consolidated net income	$49.0	$76.2	$136.8	$148.3
Adjustments to reconcile consolidated net income to net cash flows from operating activities	43.3	19.6	153.9	113.2
Changes in operating assets and liabilities, net	30.3	(2.4)	23.3	8.2
Cash provided by operating activities	122.6	93.4	314.0	269.7
Investing activities
Capital expenditures	(30.2)	(22.6)	(71.6)	(54.7)
Acquisitions, net of cash acquired	(24.6)	(52.3)	(24.6)	(67.8)
Purchases of equity-method investments	(1.3)	2.0	(15.8)	(4.5)
Other, net	(0.1)	5.4	(13.4)	2.3
Cash used for investing activities	(56.2)	(67.5)	(125.4)	(124.7)
Financing activities
Common shares repurchased	(0.1)	(17.6)	(0.1)	(37.6)
Dividends paid	(13.6)	(12.9)	(40.6)	(38.6)
Repayments of long-term debt	(10.0)	(7.8)	(85.0)	(88.4)
Proceeds from long-term debt	10.0	5.0	10.0	60.0
Payment for acquisition-related earn-outs	—	—	(34.4)	—
Other, net	(6.5)	(0.7)	(25.4)	(20.0)
Cash used for financing activities	(20.2)	(34.0)	(175.5)	(124.6)
Effect of exchange rate changes on cash and cash equivalents	(6.8)	5.5	(8.6)	(3.4)
Net decrease in cash and cash equivalents	39.4	(2.6)	4.5	17.0
Cash and cash equivalents-beginning of period	387.6	353.7	422.5	334.1
Cash and cash equivalents-end of period	$427.0	$351.1	$427.0	$351.1

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of September 30	As of December 31
(in millions)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$427.0	$422.5
Investments	60.3	41.7
Accounts receivable, net	239.3	205.1
Income tax receivable, net	10.6	2.2
Other current assets	59.8	58.5
Total current assets	797.0	730.0

Property, equipment, and capitalized software, net	165.4	155.1
Operating lease assets	128.1	147.7
Investments in unconsolidated entities	51.0	32.6
Goodwill	1,209.0	1,205.0
Intangible assets, net	344.2	380.1
Deferred tax asset, net	12.0	12.6
Other assets	37.7	32.9
Total assets	$2,744.4	$2,696.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$50.5	$64.5
Accrued compensation	220.0	169.2
Deferred revenue	364.5	306.8
Operating lease liabilities	31.5	39.9
Contingent consideration liability	17.7	35.0
Other current liabilities	9.2	11.1
Total current liabilities	693.4	626.5

Operating lease liabilities	121.4	137.7
Accrued compensation	15.0	35.1
Deferred tax liability, net	104.7	108.9
Long-term debt	374.3	449.1
Other long-term liabilities	50.1	67.3
Total liabilities	1,358.9	1,424.6
Total equity	1,385.5	1,271.4
Total liabilities and equity	$2,744.4	$2,696.0

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended September 30,					Nine months ended September 30,
(in millions)	2021	2020		Change	Organic (1)	2021	2020	Change	Organic (1)
Revenue by type
License-based (2)	$287.0	$242.9		18.2%	16.9%	$830.3	$680.0	22.1%	14.2%
Asset-based (3)	68.4	55.4		23.5%	22.5%	194.6	164.4	18.4%	16.8%
Transaction-based (4)	73.5	58.9		24.8%	21.6%	212.2	164.7	28.8%	23.6%

Key product area revenue
PitchBook	$75.5	$51.3		47.2%	47.2%	$205.4	$144.6	42.0%	42.0%
DBRS Morningstar (5)	65.1	53.3		22.1%	18.9%	189.8	149.7	26.8%	21.5%
Morningstar Data	61.3	54.0		13.5%	11.4%	180.4	158.7	13.7%	9.7%
Morningstar Direct	43.8	39.9		9.8%	8.4%	129.1	116.9	10.4%	7.5%
Investment Management (6)	32.4	30.3		6.9%	6.0%	92.8	88.1	5.3%	3.3%
Workplace Solutions	26.5	20.3		30.5%	30.5%	77.2	61.2	26.1%	26.1%
Morningstar Advisor Workstation	23.1	21.8		6.0%	5.7%	68.8	64.8	6.2%	5.6%

	As of September 30
	2021	2020		Change
Select business metrics
Morningstar Direct licenses	17,182	16,282		5.5%
PitchBook Platform licenses	69,164	48,331		43.1%
Advisor Workstation clients (U.S. and Canada)	233	245	(7)	(4.9)%
Morningstar.com Premium Membership subscriptions (U.S.)	116,627	113,103		3.1%

Assets under management and	As of September 30
advisement (approximate) ($bil)	2021	2020		Change
Workplace Solutions
Managed Accounts	$110.7	$82.5		34.2%
Fiduciary Services	57.9	52.4		10.5%
Custom Models/CIT	41.1	36.5	(8)	12.6%
Workplace Solutions (total)	$209.7	$171.4		22.3%
Investment Management
Morningstar Managed Portfolios	$31.4	$26.4		18.9%
Institutional Asset Management	11.4	10.1	(8)	12.9%
Asset Allocation Services	7.7	6.6		16.7%
Investment Management (total)	$50.5	$43.1		17.2%

Asset value linked to Morningstar Indexes ($bil)	$136.3	$65.6		107.8%

	Three months ended September 30,				Nine months ended September 30,
	2021	2020		Change	2021	2020		Change
Average assets under management and advisement ($bil)	$255.7	$210.1	(8)	21.7%	$245.5	$207.8	(8)	18.1%

(1)	Organic revenue excludes acquisitions, divestitures, the adoption of new accounting standards, and the effect of foreign currency translations.

(2)	License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Sustainalytics, and other similar products.

(3)	Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4)	Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5)	For the three and nine months ended September 30, 2021, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 35.4% and 36.1%, respectively. For the three and nine months ended September 30, 2020, recurring revenue was 39.7% and 40.6%, respectively.

(6)	Investment Management revenue includes the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees on a gross basis. This contribution represented $5.2 million of revenue in the quarter ended September 30, 2021 versus $4.5 million in the prior-year period. For the first nine months of 2021 and 2020, this contribution represented $16.4 million and $12.6 million, respectively.

(7)	Revised to reflect updated enterprise client reporting for Advisor Workstation to include clients in Canada.

(8)	Revised to reclass CIT assets previously reported in Institutional Asset Management to Custom Models/CIT.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior-year period for which there is no comparable revenue in the current period. In the third quarter of 2020, Morningstar completed its acquisition of Sustainalytics. The total revenue contribution is excluded from organic revenue growth for Sustainalytics for the first six months of 2021.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2021	2020	change	2021	2020	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$428.9	$357.2	20.1%	$1,237.1	$1,009.1	22.6%
Less: acquisitions	(0.2)	—	NMF	(37.5)	—	NMF
Effect of foreign currency translations	(4.9)	—	NMF	(26.8)	—	NMF
Organic revenue	$423.8	$357.2	18.6%	$1,172.8	$1,009.1	16.2	%(1)

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$67.8	$44.3	53.0%	$182.2	$150.1	21.4%
Add: intangible amortization expense	15.6	15.6	—%	46.9	43.3	8.3%
Add: M&A-related expenses	4.2	3.5	20.0%	11.4	10.9	4.6%
Add: M&A-related earn-outs (2)	(4.1)	27.8	(114.7)%	31.7	27.8	14.0%
Adjusted operating income	$83.5	$91.2	(8.4)%	$272.2	$232.1	17.3%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	15.8%	12.4%	3.4 pp	14.7%	14.9%	(0.2) pp
Add: intangible amortization expense	3.6%	4.4%	(0.8) pp	3.8%	4.3%	(0.5) pp
Add: M&A-related expenses	1.0%	1.0%	(0.0) pp	0.9%	1.1%	(0.2) pp
Add: M&A-related earn-outs (2)	(1.0)%	7.8%	(8.8) pp	2.6%	2.8%	(0.2) pp
Adjusted operating margin	19.4%	25.6%	(6.2) pp	22.0%	23.1%	(1.1) pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.13	$1.76	(35.8)%	$3.16	$3.43	(7.9)%
Add: intangible amortization expense	0.27	0.27	—%	0.80	0.74	8.1%
Add: M&A-related expenses	0.07	0.06	16.7%	0.19	0.19	—%
Add: M&A-related earn-outs (2)	(0.09)	0.64	(114.1)%	0.71	0.64	10.9%
Less: non-operating gains (3)	—	(1.18)	NMF	—	(1.18)	NMF
Adjusted diluted net income per share	$1.38	$1.55	(11.0)%	$4.86	$3.82	27.2%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$122.6	$93.4	31.3%	$314.0	$269.7	16.4%
Capital expenditures	(30.2)	(22.6)	33.6%	(71.6)	(54.7)	30.9%
Free cash flow	$92.4	$70.8	30.5%	$242.4	$215.0	12.7%

NMF - Not meaningful, pp - percentage points

(1)	Organic revenue for the nine months ended September 30, 2021 excludes Sustainalytics for the first six months of 2021.

(2)	Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Sustainalytics.

(3)	Non-operating gains in the three and nine months ended September 30, 2020 relate to the $50.9 million holding gain on our previously held equity interest in Sustainalytics.